Exhibit (c)(1)

[Strictly CONFIDENTIAL – Not For Circulation]
Discussion Materials
October 2016
CENTER|VIEW PARTNERS Deutsche Bank

[Strictly CONFIDENTIAL – Not For Circulation]
Agenda
1 Latest Transaction Metrics
2 Process Update
3 Proposed Timeline
- Timeline to approach and merger agreement
- Timeline post signing merger agreement to completion
4 Governance
– Steering Committee
– Main Board
• Meetings
• Proposed Presentation
5 Leak Announcement
- Form of announcement
- Approval to announce
6 Items to be discussed at next Steering Committee
– Negotiation and approach tactics
– Review of draft Board Presentation
7 AOB

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Continuum AVP Scenarios
Nil Premium
Merger Acquisition with $24bn Cash Consid.
$24bn BB 10.0% Prem. 15.0% Prem. 20.0% Prem. 25.0% Prem. 30% Prem. 35% Prem. 40% Prem.
Current Share price $46.80 $46.80 $46.80 $46.80 $46.80 $46.80 $46.80 $46.80
Offer price $46.80 $51.48 $53.82 $56.16 $58.50 $60.84 $63.18 $65.52
Value Impl. MV of 58% ($bn) 38.8 42.7 44.7 46.6 48.5 50.5 52.4 54.4
Cash Consid. ($bn)(1) – 23.5 23.5 23.5 23.5 23.5 23.5 23.5
Equity Consid. ($bn) 38.8 19.2 21.2 23.1 25.0 27.0 28.9 30.9
Current Spot ($46.80) -% 10.0% 15.0% 20.0% 25.0% 30.0% 35.0% 40.0%
Premia 3m VWAP ($50.02) (6.4%) 2.9% 7.6% 12.3% 17.0% 21.6% 26.3% 31.0%
52-wk / all-time high ($54.48) (14.1%) (5.5%) (1.2%) 3.1% 7.4% 11.7% 16.0% 20.3%
2016E EV/EBITDA 13.4x 14.5x 15.1x 15.7x 16.2x 16.8x 17.3x 17.9x
Mult.
2017E EV/EBITDA 12.1x 13.1x 13.6x 14.1x 14.6x 15.2x 15.7x 16.2x
Y3 ROIC 6.1% 5.6% 5.4% 5.2% 5.1% 4.9% 4.7% 4.6%
ROIC
Y5 ROIC 6.7% 6.1% 5.9% 5.7% 5.5% 5.3% 5.2% 5.0%
Y1 EPS 1.5% 5.5% 4.7% 3.9% 3.2% 2.4% 1.7% 1.0%
EPS Acc./Dil.
Y3 EPS 12.0% 12.5% 10.9% 9.4% 8.0% 6.5% 5.1% 3.8%
(2)
Jun. 17E PF (with RR Syn.) 2.4x 4.0x 4.0x 4.0x 4.0x 4.0x 4.0x 4.0x
YE’17E 2.1x 3.7x 3.7x 3.7x 3.7x 3.7x 3.7x 3.7x
Net Debt /
EBITDA YE’18E 3.4x 3.4x 3.4x 3.4x 3.4x 3.4x 3.4x 3.4x
YE’19E 3.0x 3.0x 3.0x 3.0x 3.0x 3.0x 3.1x 3.1x
(4)
Blackbird Val. NPV Value creation 12.0 14.7 12.3 10.0 7.7 5.5 3.4 1.3
Creation ($bn) 5.1 2.5 0.8 (0.8) (2.4) (4.0) (5.5) (7.0)
Synergy Net of Prem.(3)
Source: FactSet; Market data as of 4 October 2016 (Blackbird share price of £50.42, Raven share price of $46.80), assumes spot exchange rate USD:GBP of 1.28.
(1) Transaction fees assumed to be financed.
(2) June 2017E net leverage shown PF and includes assumed run rate synergies of $400m.
(3) Synergy NPV net of premium paid (adjusted for PF ownership) and net of fees.
(4) Buyback adjusted

[Strictly CONFIDENTIAL – Not For Circulation]
Project Flight - Illustrative Timetable
Key Events & Workstreams Week 1 Week 2 Week 3 Week 4 Week 5 Week 6 Week 7
October November
3 4 5 6 7 10 11 12 13 14 1718 19 20 21 24 25 26 27 28 31 1 2 3 4 7 8 9 10 11 14 15 16 17 18 21
U.S. Election
Blackbird Board Meeting
Blackbird Results
Raven Board / Results Board Q3 Results Investor Day
SteerCo Meetings
Meeting with Ben on Blackbird Financials
US Banker and Lawyer Meeting
Project Kick-off
DD / Operating Model Finalisation
Financing, Rating and Tax
IR / PR
Finalise Approach / IR and Board Approval
Approach / Announcement
Investor / Market Engagement
Negotiation
Approach (6-8 weeks)
Timing
Options
Approach 20th 24th
Open Project
Announcement 21st 25th

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Proposed Board Update Agenda
1 Business Case and strategic rationale
- Raven business overview
- Operating and business plan assumptions
- Key strategic benefits of a combination
- Why now?
2 Valuation and financial impact
- Football field valuation summary
- Transaction funding / consideration and structure constraints
- Analysis at various prices
- Potential financial impact analysis
3 Legal analysis and considerations
- Timeline
- Impact of SEC registration
- Key risks
- Tax considerations
Proposed attendees:
- Blackbird: Nicandro Durante, Ben Stevens, Tadeu Marroco, James Barrett, Craig Harris, Bob Casey
- DB: Nigel Meek
- CVP: Nick Reid
- UBS: John Woolland
- Cravath: Phil Gelston

Disclaimer
These materials have been prepared by Centerview Partners UK LLP (“Centerview”) for use solely by the Board of Directors of the Company and for no other purpose. The information contained herein is based upon information supplied by Blackbird (“the Company”) and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by the Company. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or any other entity, or concerning the solvency or fair value of the Company or any other entity. With respect to financial forecasts, including with respect to estimates of potential synergies, Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company as to the future financial performance of the Company, and at your direction Centerview has relied upon such forecasts, as provided by the Company’s management, with respect to the Company, including as to expected synergies. Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials.
The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performing this financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview’s analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview’s view of the actual value of the Company.
These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Board of Directors of the Company (in its capacity as such) in its consideration of the proposed transaction, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of the Company or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview.
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